Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, File No. 333-83380, of Brooke Corporation, in the Registration Statement on Form S-8, File No. 333-139675, of Brooke Corporation, in the Registration Statement on Form S-3, File No. 333-144922, of Brooke Corporation and in the Registration Statement on Form S-3, File No. 333-137949, of Brooke Corporation, of our report dated March [___], 2008, with respect to the financial statements of Brooke Corporation included in the annual report on Form 10-K for the year ended December 31, 2007.
/s/ SUMMERS, SPENCER & CALLISON, CPAs, CHARTERED
Summers, Spencer & Callison, CPAs, Chartered
Topeka, Kansas
March [                    ], 2008